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                                                                  Exhibit (c)(8)


                      CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Scientific Ecology Group, Inc.:


We consent to the inclusion of our report dated June 13, 1997, with respect to the consolidated balance sheets of Scientific Ecology Group, Inc. as of December 31, 1995 and 1996, and the related consolidated statements of operations, changes in parent's investment and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K/A of GTS Duratek, Inc. dated April 18, 1997.


                                    KPMG Peat Marwick LLP


Baltimore, Maryland
June 30, 1997

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